PricewaterhouseCoopers

Chartered Accountants

Rene-Levesque Boulevard West

Suite 2800

Montreal, Quebec

Canada  H3B 2G4

Telephone +1 (514) 205 5000

Facsimile +1 (514) 205 5675

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Alcan Inc., of our report dated February 9, 2003 relating to the financial statements and our comments by auditors on Canada-United States Reporting Difference dated February 9, 2003, which appear on page 40 of the 2002 Annual Report to Shareholders, which is incorporated by reference in Alcan Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the heading "Experts" in such Registration Statement and related prospectus.

June 10, 2003

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP